EXHIBIT 4.2

Fourth Amendment to Loan and Security Agreement

This Fourth Amendment to Loan and Security Agreement (this “Fourth Amendment”), dated as of May 15, 2012, is by and between Fifth Third Bank, an Ohio banking corporation as successor by merger with Fifth Third Bank, a Michigan banking corporation, with an office located at 222 South Riverside Plaza, Chicago, Illinois 60606 (“Lender”), and Pulse Systems, LLC, a Delaware limited liability company, with its chief executive office located at 4090 Nelson Avenue, Suite J, Concord, California 94520 (“Borrower”).

WITNESSETH:

WHEREAS, prior hereto, Lender provided certain loans, extensions of credit and other financial accommodations to Borrower pursuant to (a) that certain Loan and Security Agreement dated as of March 31, 2009, as amended by that certain First Amendment to Loan and Security Agreement dated as of September 23, 2009, that certain Second Amendment to Loan and Security Agreement dated as of June 18, 2010, and that certain Third Amendment to Loan and Security Agreement dated as of June 30, 2011, each by and between Lender and Borrower (collectively the “Loan Agreement”), and (b) the other documents, agreements and instruments referenced in the Loan Agreement or executed and delivered pursuant thereto, including, without limitation, (i) that certain Revolving Note dated as of June 30, 2011, executed and delivered by Borrower to Lender in a maximum aggregate principal amount not to exceed $1,000,000, and (ii) that certain Term Note A dated as of June 30, 2011, executed and delivered by Borrower to Lender in the principal amount of $3,750,000.00 (the “$3,750,000 Term Note A”);

WHEREAS, Borrower is in default under the Loan Agreement as a result of the Existing Defaults (hereinafter defined), and, as a result, Borrower is and continues to be in default under the terms and provisions of the Loan Documents;

WHEREAS, Borrower desires Lender to forbear from exercising its rights and remedies arising from the Existing Defaults for a period of time as described in this Fourth Amendment; and

WHEREAS, Lender has agreed to forbear from exercising its rights and remedies arising from the Existing Defaults, but under the condition that certain amendments are made to the Loan Agreement and solely upon the terms and conditions set forth in this Fourth Amendment.

NOW, THEREFORE, in consideration of the execution and delivery of the Loan Documents, the mutual covenants and agreements hereafter set forth, and other good and valuable consideration, the parties hereto agree as follows:

1. Use of Defined Terms.  Except as expressly set forth in this Fourth Amendment, all terms which have an initial capital letter where not required by the rules of grammar are defined in this Loan Agreement.

2. Amended Definitions.  Effective as of the date of this Fourth Amendment, Section 1.1 of the Loan Agreement is hereby amended by deleting the definitions of “Index Rate Margin,” “LIBOR Rate Margin,” “Maximum Revolving Loan,” “Revolving Loan Termination Date,” “Revolving Note” and “Term Note A” in their entirety and substituting therefor the following, respectively:

“Index Rate Margin”:  shall mean seven hundred twenty-five (725) basis points.

“LIBOR Rate Margin”:  shall mean nine hundred (900) basis points.

“Maximum Revolving Loan”:  shall mean an amount equal to Five Hundred Thousand and no/100 ($500,000.00).

“Revolving Loan Termination Date”:  shall mean July 31, 2012.

“Revolving Note”:  shall mean that certain Revolving Note dated as of May 15, 2012, executed and delivered by Borrower to Lender in a maximum aggregate principal amount not to exceed Five Hundred Thousand and no/100 Dollars ($500,000.00), as amended, renewed, restated or replaced from time to time.

“Term Note A”: shall mean that certain Term Note A dated as of May 15, 2012, executed and delivered by Borrower to Lender in the principal amount of Two Million Eight Hundred Fifty Seven Thousand Five Hundred and no/100 Dollars ($2,857,500.00), as amended, renewed or restated from time to time.

3. Amendments.  Effective as of the date of this Fourth Amendment, the Loan Agreement is hereby amended as follows:

A. Adjusted EBITDA.  Section 9.4(A) of the Loan Agreement is hereby amended by deleting Section 9.4(A) in its entirety and substituting therefor the following:

“(A)           Adjusted EBITDA.  Borrower’s Adjusted EBITDA, calculated on a trailing twelve (12) month basis as of the last day of each calendar quarter beginning with the calendar quarter ending June 30, 2012, shall not be less than $1,300,000.00.”

B. Fixed Charge Coverage Ratio.  Section 9.4(C) of the Loan Agreement is hereby amended by deleting Section 9.4(C) in its entirety and substituting therefor the following:

“(C)           Fixed Charge Coverage Ratio.  Borrower shall not permit its Fixed Charge Coverage Ratio, tested as of the last day of each calendar quarter beginning with the calendar quarter ending June 30, 2012, to be less than 1.05 to 1.0.”

4.           Deliverables.  Contemporaneously herewith, Borrower shall execute and deliver, or cause to be executed and delivered to Lender, the following documents, each of which shall be in form and substance acceptable to Lender:

(i) the Revolving Note;

(ii) Term Note A;

(iii) a Company General Certificate executed by the Secretary or Assistant Secretary of Borrower to Lender;

(iv) a Reaffirmation of Pledge Agreement executed by United American Healthcare in favor of Lender;

(v) a Subordination Agreement executed by St George Investments LLC, an Illinois limited liability company; and

(vi) such other agreements, documents and instruments as Lender may reasonably request.

5.           Conflict.  If, and to the extent, the terms and provisions of this Fourth Amendment contradict or conflict with the terms and provisions of the Loan Agreement, the terms and provisions of this Fourth Amendment shall govern and control; provided, however, to the extent the terms and provisions of this Fourth Amendment do not contradict or conflict with the terms and provisions of the Loan Agreement, the Loan Agreement, as amended by this Fourth Amendment, shall remain in and have its intended full force and effect, and Lender and Borrower hereby affirm, confirm and ratify the same.

6.           Events of Default.   Borrower hereby acknowledges and agrees that Events of Default currently exist under the Loan Agreement as a result of Borrower’s failure to comply with (a) the Adjusted EBITDA covenant set forth in Section 9.4(A) of the Loan Agreement for the periods ending December 31, 2011 and March 31, 2012, (b) the Fixed Charge Coverage Ratio covenant set forth in Section 9.4(C) of the Loan Agreement for the periods ending December 31, 2011 and March 31, 2012, and (c) the Capital Expenditures covenant set forth in Section 9.4(D) of the Loan Agreement for the periods ending December 31, 2011 (collectively the “Existing Defaults”).  As a result of the Existing Defaults, Lender has the right to immediately exercise such of its rights and remedies pursuant to the Loan Agreement and the other Loan Documents as it deems appropriate.  Borrower hereby represents and warrants to Lender that no Event of Default exists as of the date of this Fourth Amendment, other than the Existing Defaults set forth above.

7.           Forbearance Period.  Provided Borrower fully and timely complies with, satisfies and performs each of the conditions and covenants contained in this Fourth Amendment, and no breach, default or Event of Default exists or occurs under the Loan Agreement, as amended by this Fourth Amendment, or the other Loan Documents, other than the Existing Defaults, Lender hereby agrees to forbear from exercising its rights and remedies arising from the Existing Defaults from the date hereof through and including July 31, 2012 (the “Forbearance Period”).  The forbearance described in this section shall be limited solely to the Existing Defaults and shall not be deemed (a) a forbearance with respect to any terms or provisions of the Loan Agreement or other Loan Documents, other than the Existing Defaults, (b) a waiver by Lender of any Event of Default or Unmatured Event of Default, whether now existing or hereafter arising, or (c) to affect any of Lender’s rights or remedies, whether at law, in equity or otherwise and whether pursuant to the Loan Agreement or other Loan Documents, except as otherwise expressly provided herein.

8.           Reservation of Rights.  Subject to the forbearance provisions set forth in Section 7 above, Lender continues to reserve all of its rights and remedies, including all security interests, assignments and liens pursuant to the Loan Agreement and the other Loan Documents, as well as any rights and remedies at law, in equity or otherwise.  Nothing contained in this Fourth Amendment shall be or be deemed a waiver of any presently existing or any hereafter arising or occurring Event of Default, including, but not limited to, the Existing Defaults, nor shall preclude the subsequent exercise of any of Lender’s rights or remedies, except as expressly set forth above with respect to the Existing Defaults.  Upon the occurrence of an Event of Default under the Loan Agreement or the other Loan Documents, other than the Existing Defaults, Lender shall have the right to terminate the Forbearance Period without notice to Borrower and Lender may exercise all of its rights and remedies, whether pursuant to the Loan Agreement, the other Loan Documents, at law, in equity or otherwise.

9.           Severability.  Wherever possible, each provision of this Fourth Amendment shall be interpreted in such manner as to be valid and enforceable under applicable law, but if any provision of this Fourth Amendment is held to be invalid or unenforceable by a court of competent jurisdiction, such provision shall be severed herefrom and such invalidity or unenforceability shall not affect any other provision of this Fourth Amendment, the balance of which shall remain in and have its intended full force and effect.  Provided, however, if such provision may be modified so as to be valid and enforceable as a matter of law, such provision shall be deemed to be modified so as to be valid and enforceable to the maximum extent permitted by law.

10.           Reaffirmation.  Borrower hereby reaffirms and remakes all of the representations, warranties, covenants, duties, obligations and liabilities contained in the Loan Documents, as amended hereby.

11.           Fees, Costs and Expenses.

A. Contemporaneously herewith, Borrower shall pay to Lender a fully-earned, non-refundable loan fee in the amount of $25,000.

B. Borrower agrees to pay, upon demand, all fees, costs and expenses of Lender, including, but not limited to, reasonable attorneys’ fees, in connection with the preparation, execution, delivery and administration of this Fourth Amendment and the other Loan Documents, documents and instruments executed and delivered in connection herewith or pursuant hereto.

12.           Choice of Law.  This Fourth Amendment has been delivered and accepted in Chicago, Illinois, and shall be governed by and construed in accordance with the laws of the State of Illinois, regardless of the laws that might otherwise govern under applicable principles of conflicts of law as to all matters, including matters of validity, construction, effect, performance and remedies.

13.           Waiver of Jury Trial.  BORROWER AND LENDER EACH HEREBY WAIVE THEIR RESPECTIVE RIGHT TO TRIAL BY JURY.

14.           Counterparts.  This Fourth Amendment may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.  A facsimile or email transmitted executed counterpart to this Fourth Amendment and the other agreements, documents and instruments executed in connection herewith will be deemed an acceptable original for purposes of consummating this Fourth Amendment and such other agreements, documents and instruments; provided, however, Borrower shall be required to deliver to Lender original executed signature pages in substitution for said facsimile or email transmitted signature pages upon Lender’s request therefor.

15.           Waiver and Release.  IN CONSIDERATION OF LENDER’S EXECUTION AND DELIVERY OF THIS FOURTH AMENDMENT, BORROWER HEREBY INDIVIDUALLY AND COLLECTIVELY, WAIVES, RELEASES AND FOREVER DISCHARGES LENDER, ITS PREDECESSORS, PARENTS, SUBSIDIARIES, AFFILIATES, AGENTS, EMPLOYEES, OFFICERS, DIRECTORS, SHAREHOLDERS, ATTORNEYS, LEGAL REPRESENTATIVES, SUCCESSORS AND ASSIGNS, AND EACH OF THEM, OF AND FROM ANY AND ALL CLAIMS, DEMANDS, COUNTERCLAIMS, SET-OFFS, DEFENSES, DEBTS,  OBLIGATIONS, COSTS, EXPENSES, ACTIONS, CAUSES OF ACTION AND DAMAGES OF EVERY KIND, NATURE AND DESCRIPTION WHATSOEVER, KNOWN OR UNKNOWN, FORESEEABLE OR UNFORESEEABLE, LIQUIDATED OR UNLIQUIDATED, AND INSURED OR UNINSURED, WHICH BORROWER HERETOFORE, NOW AND FROM TIME TO TIME HEREAFTER OWN, HOLD OR HAVE BY REASON OF ANY MATTER, CAUSE OR THING WHATSOEVER, ARISING ON OR BEFORE THE DATE OF THIS FOURTH AMENDMENT FROM, RELATING TO OR IN CONNECTION WITH THE LOAN DOCUMENTS, THE INDEBTEDNESS OR THIS FOURTH AMENDMENT.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Amendment to be duly executed and delivered as of the date first above written.

Fifth Third Bank, an Ohio banking corporation, successor by merger to Fifth Third Bank, a Michigan banking corporation	Pulse Systems, LLC, a Delaware limited liability company By: /s/ John M. Fife Name: John M. Fife Title: Chairman

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